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                                                                     EXHIBIT 3.9

                             ARTICLES OF AMENDMENT

                                     TO THE

                           ARTICLES OF INCORPORATION

                                       OF

                                US UNWIRED INC.


          A Written Consent of Shareholders dated April 11, 2000, of US Unwired Inc., a Louisiana corporation (the "Corporation"), has been executed by:

          . Holders of -0- of the 291,867 shares of Class A Common Stock of the Corporation outstanding (which outstanding shares are entitled to one vote per share).

          . Holders of 8,807,500 of the 10,958,133 shares of Class B Common Stock of the Corporation outstanding (which outstanding shares are entitled to ten votes per share).

          . Holders of -0- of the 500,000 shares of Series A Preferred Stock of the Corporation outstanding (which outstanding shares are entitled to 37.664782 votes per share).

          . Holders of -0- of the 50,000 shares of Series B Preferred Stock of the Corporation outstanding (which outstanding shares are entitled to 3.7664782 votes per share).

          Such holders were entitled to vote as a single class with respect to the matters set forth in the Written Consent. Holders who executed the Written Consent held 88,075,000 votes (or 68.33%) of the total voting power of 128,893,911 votes of the Corporation, which vote is sufficient to take the corporate actions taken by the Written Consent, as set forth hereinbelow.

          NOW THEREFORE, by authority of the shareholders, duly given by the Written Consent of Shareholders referred to above:

          1. Article III(A) of the Articles of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

  "A. Authorized Stock. The Corporation has the authority to issue one billion shares of capital stock, of which five hundred million are shares of Class A Common Stock, par value $.01 per share, three hundred million
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are shares of Class B Common Stock, par value $.01 per share, and two hundred million are shares of preferred stock having no par value."

          2. The shares of Class A Common Stock of the Corporation are hereby reclassified so that each share of Class A Common Stock outstanding at the time these Articles of Amendment become effective in accordance with Section 32B of the Louisiana Business Corporation Law (the "Effective Time") shall at that time be changed into 5.3304 shares of Class A Common Stock; and, as a result of and to implement this reclassification, each holder of record of Class A Common Stock at the Effective Time shall, accordingly, be entitled to receive, as promptly as practicable following the Effective Time, an additional 4.3304 shares of Class A Common Stock for each 1 share of Class A Common Stock held by such holder at the Effective Time. Such reclassification shall not change the authorized number of shares of Class A Common Stock or the par value per share of the Class A Common Stock as set forth in Section 1 above. The Corporation shall not issue fractional shares in the reclassification. Any holder who, after aggregating all additional shares (including fractions of shares) which such holder is entitled to receive by reason of the reclassification, is entitled to receive a fraction of a share of Class A Common Stock shall be paid cash in lieu of that fraction based on a value of $15.00 per full share.

          3. The shares of Class B Common Stock are hereby reclassified so that each share of Class B Common Stock outstanding at the Effective Time shall at that time be changed into 5.3304 shares of Class B Common Stock; and, as a result of and to implement this reclassification, each holder of record of Class B Common Stock at the Effective Time shall, accordingly, be entitled to receive, as promptly as practicable following the Effective Time, an additional 4.3304 shares of Class B Common Stock for each 1 share of Class B Common Stock held by such holder at the Effective Time. Such reclassification shall not change the authorized number of shares of Class B Common Stock or the par value per share of the Class B Common Stock as set forth in Section 1 above. The Corporation shall not issue fractional shares in the reclassification. Any holder who, after aggregating all additional shares (including fractions of shares) which such holder is entitled to receive by reason of the reclassification, is entitled to receive a fraction of a share of Class B Common Stock shall be paid cash in lieu of that fraction based on a value of $15.00 per full share.
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          The following recitals are made in accordance with Section 54 of the
Louisiana Business Corporation Law: (1) The number of authorized shares of each class and the par value thereof are as set forth in Section 1 above. (2) The reclassifications described herein have not changed any of the following, which therefore remain as set forth in the Articles of Incorporation: the designation of each class and each series of each preferred or serial class; the preferences, limitations and relative rights of the shares of each class and the variations in relative rights and preferences as between series, in so far as fixed in the articles; or the authority vested in the board of directors to amend the articles to fix the relative rights, preferences and limitations of the shares of any class, and to establish, and fix variations in relative rights as between, series of any preferred or special class.

          IN WITNESS WHEREOF, the Corporation has executed these Articles of Amendment through its undersigned officers on the 12th day of April, 2000.

                                    US UNWIRED INC.

                                    By:  /s/ Robert W. Piper
                                         --------------------------------------
                                         Robert W. Piper, President


                                    By:  /s/ Thomas G. Henning
                                         --------------------------------------
                                         Thomas G. Henning, Secretary


                          A C K N O W L E D G M E N T
                          ---------------------------

STATE OF LOUISIANA

PARISH OF CALCASIEU

          BEFORE ME, the undersigned authority, personally appeared Robert W. Piper, personally known to me, who, being first duly sworn, stated that he is the President of US Unwired Inc., and that in such capacity he was authorized to and did execute the foregoing Articles of Amendment as said Corporation's and his free act and deed.

          IN WITNESS WHEREOF, the said appearer has executed this Acknowledgment in the presence of the undersigned witnesses and me, Notary Public, this 12th day of April, 2000.


/s/ Carolyn Numez                       /s/ Robert W. Piper
----------------------------            -----------------------------
          Witness                             Robert W. Piper

/s/ Brenda La Comb
----------------------------
          Witness

                              /s/ Sheila King
                     ----------------------------------
                                 Notary Public